Exhibit 10.3

2025 Non-Employee Director Compensation (as amended)

Each non-employee director of the Company shall receive for calendar year 2025 an annual retainer fee of $200,000, payable as follows: (a) $100,000 in cash, paid quarterly in arrears, (b) an award of 6,250 restricted stock units or shares of restricted stock to be awarded promptly after the 2025 annual meeting of shareholders, subject to vesting on the date of the following year’s annual meeting of shareholders (at the completion of each director’s elected term), and (c) a supplemental cash retainer of $37,244 payable promptly after the 2025 annual meeting of shareholders based on the difference between $100,000 and the value of 6,250 shares of Company common stock as determined by the average closing price for the period of 20 trading days ending the trading day before the 2025 award grant date. Non-employee directors with significant additional duties shall receive the following additional annual retainers, paid quarterly in arrears: (i) $90,000 for the Chair of the Board of Directors; (ii) $17,500 for the Chair of the Audit Committee, (iii) $12,500 for the Chair of the Compensation and Management Development Committee, and (iv) $10,000 for the Chair of the Corporate Governance Committee.